EXHIBIT (A)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase, dated July 26, 2000, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Notice of Offer to Purchase for Cash All Outstanding Shares of Common Stock of CDnow, Inc. at $3.00 Net Per Share by BINC Acquisition Corp. a wholly owned subsidiary of Bertelsmann, Inc.

BINC Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Bertelsmann Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, no par value (the "Shares") of CDnow, Inc., a Pennsylvania corporation (the "Company"), at price of $3.00 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in Offer to Purchase, dated July 26, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number Shares that, together with any Shares beneficially owned by Parent (other than Shares, if any, issuable upon conversion of the Convertible Loan Agreement (as defined in the Offer to Purchase)), represents at least a majority of the then outstanding Shares on a diluted basis (taking into consideration options and warrants to acquire Shares at $10 per Share or less but excluding Shares, if any, issuable upon conversion of the Convertible Loan Agreement) and (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other applicable foreign antitrust or competition laws. The Offer is also subject to other conditions.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 19, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The purpose of the Offer is to acquire control of and the entire equity interest in the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will be merged into the Company, with the Company continuing as the surviving corporation (the "Merger"). At the effective time of the Merger, each Share outstanding immediately prior to such time (other than Shares owned by Parent or any of its subsidiaries or by the Company as treasury stock, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under applicable law) will be converted into the right to receive $3.00 in cash, or any higher price that is paid in the Offer, without interest thereon.

The Board of Directors of the Company has unanimously determined that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company and recommends that the Company's shareholders tender their Shares pursuant to the Offer. >For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering shareholders. Under no circumstances will interest on the purchase price of Shares be paid by Purchaser because of any delay in making any payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer the Purchase), and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter such tenders are irrevocable except that they may be withdrawn after September 23, 2000 unless theretofore accepted for payment pursuant to the Offer. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

The receipt by a United States stockholder of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. All shareholders should consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Merger, including the effect of United States state and local tax laws or foreign tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Mackenzie Partners, Inc.156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect)
or
Call Toll Free (800) 322-2885

The Dealer Manager for the Offer is:

LAZARD FReRES & CO. LLC
30 Rockefeller Plaza
New York, New York 10020
Call Collect (212) 632-6717
July 26, 2000